Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm, Reports to Shareholders and Financial Statements” in the Statements of Additional Information, each dated March 1, 2025, and each included in this Post-Effective Amendment No. 198 to the Registration Statement (Form N-1A, File No. 002-14400) of Deutsche DWS International Fund, Inc. (the “Registration Statement”).

We also consent to the incorporation by reference of our reports dated December 19, 2024, with respect to the financial statements and financial highlights of DWS Emerging Markets Equity Fund, DWS Latin America Equity Fund and DWS Global Macro Fund (three of the funds constituting Deutsche DWS International Fund, Inc.), which are included in the Annual Reports to Shareholders (Forms N-CSR) for the year ended October 31, 2024, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts

February 24, 2025